Exhibit 10.3

Ocular Therapeutix, Inc.

15 Crosby Drive

Bedford, MA 01730

March 28, 2024

Peter K. Kaiser, MD

Ocular Therapeutix, Inc.

Medical Director

Dear Peter:

Section 1(b) of the employment agreement dated as of February 21, 2024 (the “Employment Agreement”) between you and Ocular Therapeutix, Inc. (the “Company”) provides that you will be employed by the Company to serve on a part-time basis, working 50% of a full- time schedule.

The Company has now agreed to delete references in the Employment Agreement to you working 50% of a full-time schedule. Accordingly, by this letter, the first two sentences of Section 1(b) are hereby modified to read “Executive will be employed to serve on a part-time basis. Executive agrees to devote Executive’s best efforts and business time and energies to the business and affairs of the Company, consistent with Executive’s part-time schedule, and shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Company”.

The Company also agrees that Section 3(d) of the Employment Agreement relating to employee benefits shall be deleted and replaced with the following: “Fringe Benefits. Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”). These Fringe Benefits may be discontinued, modified or changed from time to time at the sole discretion of the Company. Where a particular Fringe Benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular Fringe Benefit is governed solely by the applicable plan document.”

In all other respects, the Employment Agreement will remain in full force and effect without modification.

Please indicate your agreement to the foregoing by signing below.

Very truly yours,

/s/ Pravin U. Dugel, MD

Pravin U. Dugel, MD
Executive Chair

Agreed this 28th day of
March, 2024

/s/ Peter Kaiser
Peter K. Kaiser, MD